As filed with the Securities and Exchange Commission on July 23, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Globus Maritime Limited

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	66-0757368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Globus Maritime Limited 128 Vouliagmenis Avenue 166 74 Glyfada Athens, Greece Tel: +30 210 960 8300 (Address and telephone number of Registrant’s principal executive offices)	Watson Farley & Williams LLP 250 West 55th Street New York, New York 10019 (212) 922-2200 (telephone number) (Name, Address and telephone number of agent for service)

With copy to:

Steven J. Hollander, Esq.
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200 (telephone number)
(212) 922-1512 (facsimile number)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares, par value $0.004 per share, underlying warrants to purchase common shares	129,183,333	$20,669,333
Total		$20,669,333	$2,683

(1)	The common shares issuable upon the exercise of warrants to purchase common shares being registered hereunder are being registered for sale by the selling shareholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of common shares as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar events.

(2)	Estimated solely for the purpose of computing the amount of the registration fee for the common shares issuable upon exercise of warrants being registered in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based upon the higher of (i) $0.18, the price at which the warrants may be exercised, and (ii) $0.16, the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on July 21, 2020, which date is a date within five business days of the filing of this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2020

PROSPECTUS

129,183,333 Common Shares

Offered by the Selling Shareholders

GLOBUS MARTIME LIMITED

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” or the Selling Shareholders, of up to 129,183,333 of our common shares, par value $0.004 per share, issuable upon exercise of certain outstanding warrants to purchase common shares, which we refer to as the PP Warrants. The PP Warrants were issued by us in private placements pursuant to Securities Purchase Agreements dated June 26, 2020 and July 17, 2020, or the Securities Purchase Agreements.

We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of common shares by the Selling Shareholders. We will receive proceeds from cash exercise of the PP Warrants which, if exercised in cash with respect to all of the 129,183,333 common shares, would result in gross proceeds of approximately $23,253,000 to us. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the common shares.

The Selling Shareholders may sell the common shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common shares are listed on the Nasdaq Capital Market under the symbol “GLBS.” On July 21, 2020, the last reported sale price of our common shares on the Nasdaq Capital Market was $0.16 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 8, and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2020.

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ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Globus Maritime Limited, 128 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our telephone number is +30 210 960 8300. See “Where You Can Find Additional Information.”

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the Selling Shareholders have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate”, “approximately”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “pending”, “perceive”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “would”, “view” and similar expressions or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled “Risk Factors.” Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

●	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;

●	changes in seaborne and other transportation patterns;

●	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;

●	changes in the number of newbuildings under construction in the dry bulk shipping industry;

●	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

●	the aging of our fleet and increases in operating costs;

●	changes in our ability to complete future, pending or recent acquisitions or dispositions;

●	changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

●	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;

●	changes in our ability to leverage our relationships and reputation in the dry bulk shipping industry;

●	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;

●	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;

●	loss of our customers, charters or vessels;

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●	damage to our vessels;

●	potential liability from future litigation and incidents involving our vessels;

●	our future operating or financial results;

●	acts of terrorism, other hostilities, pandemics or other calamities;

●	the effects of outbreaks of pandemic or contagious diseases, including the length and severity of the recent worldwide outbreak of Coronavirus, now named as COVID-19, including its impact on our business;

●	changes in global and regional economic and political conditions;

●	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;

●	our ability to continue as a going concern; and

●	other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the SEC, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

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PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2019.

Unless the context otherwise requires, as used in this prospectus, the terms “Company”, “we”, “us”, and “our” refer to Globus Maritime Limited and all of its subsidiaries, and “Globus Maritime Limited” or “Globus” refers only to Globus Maritime Limited and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with International Financial Reporting Standards (IFRS). We have a fiscal year end of December 31.

Overview

We are an integrated international owner and operator of dry bulk vessels, focusing on the Panamax and Supramax sectors, providing marine transportation services on a worldwide basis. We currently own five dry bulk vessels: four Supramaxes and one Panamax, with an aggregate 300,571 dwt carrying capacity and an average age of 12.3 years as of June 30, 2020. We own each of our vessels through separate, wholly owned subsidiaries, four of which are incorporated in the Marshall Islands, and one of which is incorporated in Malta. All of our Supramax vessels are geared. Geared vessels can operate in ports with minimal shore-side infrastructure. Due to the ability to switch between various dry bulk cargo types and to service a wider variety of ports, the day rates for geared vessels tend to have a premium. Our vessels can carry the majority of dry bulk commodities such as, coal, finished steel products, as well as minerals such as, iron ore, chromium ore, and nickel ore. In addition, we are also engaged in the carriage of agribulks such as grains, soy bean, rice, and sugar. Our fleet operates on a worldwide basis with presence in both the Pacific and Atlantic oceans.

Our operations are managed by our Attica, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels and provided consulting services for an affiliated ship-management company. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries. Virtually all aspects of our vessels are managed in-house including managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services. We believe that by having these critical management functions in-house provides efficiency, fast reaction times, good communication among departments and effective cost management.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. Additionally, we may target asset divestitures in line with our strategy as we look to grow and modernize our fleet. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our company was incorporated in 2006 in Jersey, and in 2010 we redomiciled into the Republic of the Marshall Islands.

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Our Fleet

Our Current Fleet

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Type of Employment	Delivery Date	Carrying Capacity (dwt)
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	Spot	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	Spot	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	Spot	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	Spot	June 2011	74,432
m/v Sun Globe	2007	Malta	Longevity Maritime Limited	Tsuneishi Cebu	Supramax	Spot	September 2011	58,790
							Ave. Age: 12.3*	Total dwt: 300,571

 *As of June 30, 2020

Our fleet is currently comprised of a total of five dry bulk vessels consisting of one Panamax and four Supramaxes. The weighted average age of the vessels we owned as of June 30, 2020 was 12.3 years, and their carrying capacity was 300,571 dwt.

M/V Sky Globe, Star Globe, River Globe, Sun Globe are Supramax vessels that primarily trade in the Far East, Indian Ocean, South America and the Persian Gulf. The vessels are engaged in the coal, ore and agribulk trades.

M/V Moon Globe is a Panamax and trades primarily in the East Coast of South America, the Far East and the Mediterranean. The vessel is primarily engaged in ore and agribulk trading.

All the above-mentioned vessels are operating in the spot market or on short period charters.

Corporate Information

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended) and re-domiciled into the Marshall Islands on November 24, 2010. Our registered address is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece. Our telephone number is +30 210 960 8300. Our corporate website address is http://www.globusmaritime.gr. The information contained on or accessed through our website does not constitute part of, and is not incorporated into, this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we and other issuers file electronically at http://www.sec.gov.

Going Concern

Our consolidated financial statements as of and for the year ended December 31, 2019 and our unaudited interim consolidated financial statements for the three months ended March 31, 2020 were prepared assuming that we will continue as a going concern and do not include any adjustments that might be necessary if we are unable to continue as a going concern. However, there are substantial doubts about our ability to continue as a going concern. We acknowledge that uncertainty remains over our ability to meet our liabilities as they fall due. We may be unable to realize assets at their recognized values and to extinguish liabilities in the normal course of business at the amounts stated in these consolidated financial statements. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us. Our independent registered public accounting firm, Ernst & Young (Hellas) Certified Auditors Accountants S.A., or EY, has issued their opinion with an explanatory paragraph in connection with the consolidated financial statements for the year ended December 31, 2019 included in our annual report that includes an emphasis of matter in relation to the substantial doubt about our ability to continue as a going concern.

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THE OFFERING

Common shares issued and outstanding as of July 21, 2020	175,593,007 common shares.
Common shares offered by the Selling Shareholders	129,183,333 common shares. These are the shares underlying the PP Warrants, issued by us in private placements pursuant to the Securities Purchase Agreements.
Common shares to be outstanding immediately after this offering	304,776,340 common shares, assuming the exercise of all of the PP Warrants for cash and without adjustment.
Terms of the offering

The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the common shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds

The Selling Shareholders will receive all of the proceeds from the sale of any ordinary shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the common shares by the Selling Shareholders. See “Use of Proceeds” in this prospectus.

Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “GLBS.” There is no established trading market for the PP Warrants and we do not intend to list the PP Warrants on any exchange or other trading system.

Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 8, and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

The number of our common shares issued and outstanding as of July 21, 2020 and after this offering as shown above excludes:

•	38,870,000 common shares issuable upon the exercise of our outstanding Class A warrants, or the Class A Warrants, at an exercise price of $0.35 per share, which expire in June 2025;

•	3,571 common shares and/or pre-funded warrants (and 3,571 common shares issuable upon the exercise of 3,571 additional Class A warrants) issuable on further exercise of the overallotment option granted to the representative of the underwriters in our public offering which closed on June 22, 2020; and

•	Up to 307,519 of our common shares issuable to repay the amount outstanding under the $15 million credit facility with Firment Shipping Inc., which we refer to as the Firment Shipping Credit Facility, based on approximately $861,100 of principal and interest outstanding on June 30, 2020 and assuming full repayment of such amount at a conversion price of $2.80.

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SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with “Capitalization” and our audited consolidated financial statements and related notes incorporated by reference herein.

We derived the following consolidated financial data for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 are derived from our audited consolidated financial statements, as presented in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus.

On October 20, 2016, we effected a four-for-one reverse stock split which reduced the number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares). On October 15, 2018, we effected a ten-for-one reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares). As a result of these reverse stock splits, there was no change in the number of authorized shares or the par value of our common shares. All share and per share amounts disclosed herein give effect to these reverse stock splits retroactively, for all periods presented, unless otherwise noted.

Based on our audited consolidated financial statements:

	Year Ended December 31,
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2019	2018	2017	2016	2015
Consolidated Statement of comprehensive loss
Voyage revenues(1)	$15,623	$17,354	$13,852	$8,423	$12,252
Management fee income	—	—	31	278	—
Total Revenues	15,623	17,354	13,883	8,701	12,252

Voyage expenses(1)	(2,098)	(1,188)	(1,352)	(954)	(1,921)
Vessel operating expenses	(8,882)	(9,925)	(9,135)	(8,688)	(10,321)
Depreciation	(4,721)	(4,601)	(4,854)	(5,014)	(6,085)
Depreciation of drydocking costs	(1,704)	(1,166)	(862)	(1,005)	(1,062)
Amortization of fair value of time charter attached to vessels	—	—	—	—	(41)
Administrative expenses	(1,583)	(1,356)	(1,224)	(2,094)	(1,751)
Administrative expenses payable to related parties	(371)	(528)	(514)	(351)	(465)
Share-based payments	(40)	(40)	(40)	(50)	(60)
Impairment loss	(29,902)	—	—	—	(20,144)
Gain from sale of subsidiary	—	—	—	2,257	—
Other (expenses)/income, net	29	2	83	(30)	(110)
Operating (loss)/profit before financing activities	(33,649)	(1,448)	(4,015)	(7,228)	(29,708)

Interest income	47	—	3	5	8
Interest expense and finance costs	(4,703)	(2,056)	(2,221)	(2,676)	(2,783)
Gain/(Loss) on derivative financial instruments	1,950	(131)	—	—	—
Foreign exchange gains/(losses), net	4	67	(242)	74	87

Total comprehensive loss for the year	(36,351)	(3,568)	(6,475)	(9,825)	(32,396)

Basic (loss) per share for the year	(8.73)	(1.11)	(2.51)	(37.73)	(126.22)
Diluted (loss) per share for the year	(8.73)	(1.11)	(2.51)	(37.73)	(126.22)
Weighted average number of common shares, basic	4,165,919	3,200,927	2,574,995	260,384	256,667
Weighted average number of common shares, diluted	4,165,919	3,200,927	2,574,995	260,384	256,667
Dividends declared per common share	—	—	—	—	—
Dividends declared per Series A Preferred Share	—	—	—	—	174.65
EBITDA (2) (unaudited)	(25,270)	4,255	1,459	(1,135)	(22,433)
Adjusted EBITDA (2) (unaudited)	2,678	4,319	1,701	(3,466)	(2,376)

(1) In respect of the election to apply IFRS 15 fully retrospectively, prior year figures have been adjusted in order to present Voyage revenues net of address commissions. Address commissions prior to the adoption of IFRS 15 were included in Voyage expenses.

(2) Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents net earnings before interest and finance costs net, gains or losses from the change in fair value of derivative financial instruments, foreign exchange gains or losses, income taxes, depreciation, depreciation of drydocking costs, amortization of fair value of time charter attached to vessels, impairment and gains or losses from sale of vessels. EBITDA and Adjusted EBITDA does not represent and should not be considered as an alternative to total comprehensive income/(loss) or cash generated from operations, as determined by IFRS, and our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA is not a recognized measurement under IFRS.

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EBITDA and Adjusted EBITDA is included herein because it is a basis upon which we assess our financial performance and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

»          EBITDA and Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

»          EBITDA and Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

»          EBITDA and Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

»          other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA (unaudited) to total comprehensive loss for the periods presented:

	Year Ended December 31,
	(Expressed in Thousands of U.S. Dollars)
	2019	2018	2017	2016	2015
Total comprehensive loss for the year	(36,351)	(3,568)	(6,475)	(9,825)	(32,396)
Interest and finance costs, net	4,656	2,056	2,218	2,671	2,775
Depreciation	4,721	4,601	4,854	5,014	6,085
Depreciation of drydocking costs	1,704	1,166	862	1,005	1,062
Amortization of fair value of time charter attached to vessels	—	—	—	—	41
EBITDA (unaudited)	(25,270)	4,255	1,459	(1,135)	(22,433)
(Gain)/loss on derivative financial instruments	(1,950)	131	—	—	—
Foreign exchange (gains)/losses, net	(4)	(67)	242	(74)	(87)
Impairment loss	29,902	—	—	—	20,144
Gain from sale of subsidiary	—	—	—	(2,257)	—
Adjusted EBITDA (unaudited)	2,678	4,319	1,701	(3,466)	(2,376)

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	2019	2018	2017	2016	2015
Statements of financial position data
Total non-current assets	$50,167	$83,880	$87,373	$91,847	$110,140
Total current assets (including “Non-current assets classified as held for sale”)	5,489	2,794	4,230	2,149	4,697
Total assets	55,656	86,674	91,603	93,996	114,837
Total equity	9,879	41,050	43,968	20,760	30,535
Total non-current liabilities	37,046	2,418	82	42,100	14,673
Total current liabilities	8,731	43,206	47,553	31,136	69,629
Total equity and liabilities	55,656	86,674	91,603	93,996	114,837

	Year Ended December 31,
	2019	2018	2017	2016	2015
Consolidated statements of cash flows data
Net cash generated from/(used in) operating activities	$213	$3,851	$631	$(3,600)	$(60)
Net cash (used in)/generated from investing activities	(20)	(126)	(263)	362	5,351
Net cash (used in)/generated from financing activities	2,127	(6,435)	2,225	1,396	(8,369

	Year Ended December 31,
	2019	2018	2017	2016	2015
Ownership days(1)	1,825	1,825	1,825	1,908	2,380
Available days(2)	1,788	1,755	1,787	1,885	2,336
Operating days(3)	1,756	1,723	1,745	1,830	2,252
Bareboat charter days(4)	—	—	—	—	22
Fleet utilization(5)	98.2%	98.2%	97.6%	97.1%	96.4%
Average number of vessels(6)	5.0	5.0	5.0	5.2	6.5
Daily time charter equivalent (TCE) rate(7)	$7,564	$9,213	$6,993	$3,962	$4,333
Daily operating expenses(8)	$4,867	$5,438	$5,005	$4,553	$4,337

(1) Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us.

(2) Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys.

(3) Operating days are the number of available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances.

(4) Bareboat charter days are the aggregate number of days in a period during which the vessels in our fleet are subject to a bareboat charter.

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(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period.

(6) Average number of vessels is measured by the sum of the number of days each vessel was part of our fleet during a relevant period divided by the number of calendar days in such period.

(7) Time Charter Equivalent (TCE) rates are our revenue less net revenue from our bareboat charters less voyage expenses during a period divided by the number of our available days during the period excluding bareboat charter days. TCE is not a recognized measurement under IFRS or generally accepted accounted principles. Please read “Operating and Financial Review and Prospects” in our annual report.

(8) We calculate daily vessel operating expenses by dividing vessel operating expenses by ownership days for the relevant time period excluding bareboat charter days.

The following table reflects the Voyage Revenues to Daily Time Charter Equivalent Reconciliation for the periods presented.

	Year Ended December 31,
	(Expressed in Thousands of U.S. Dollars, except number of days and daily TCE rates)
	2019	2018	2017	2016	2015
Voyage revenues	$15,623	$17,354	$13,852	$8,423	$12,252
Less: Voyage expenses	2,098	1,188	1,352	954	1,921
Less: bareboat charter net revenue	—	—	—	—	304
Net revenue excluding bareboat charter net revenue	13,525	16,166	12,500	7,469	10,027
Available days net of bareboat charter days	1,788	1,755	1,787	1,885	2,314
Daily TCE rate*	$7,564	$9,213	$6,993	$3,962	$4,333

*The amounts are subject to rounding.

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RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. You should carefully consider the risks discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, and incorporated by reference herein, as well as the other information included in this prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports before deciding to invest in our securities. In addition, prospective holders of our securities should consider the significant U.S. tax consequences relating to the ownership of our securities. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

Risks Relating to this Offering and the Ownership of our Common Shares

Our stock price has been volatile and no assurance can be made that it will not substantially depreciate.

Our stock price has been volatile recently. The closing price of our common shares within the past 12 months has ranged from a low of $0.16 on July 20, 2020 to a peak of $2.80 on October 29, 2019. Our closing stock price as of July 20, 2020 was $0.16. We can offer no comfort or assurance that our stock price will stop being volatile or not substantially depreciate.

Our existing shareholders’ ownership interests will be diluted each time we issue securities or our outstanding warrants are exercised and such issuances may depress the market price of our common shares.

As of July 21, 2020, collectively, holders of our outstanding warrants had the right to purchase an aggregate of 168,053,333 common shares. The number of common shares issuable upon exercise and price of exercise are subject to adjustment. The exercise of such outstanding warrants may dilute the value of our shares. In addition, we may issue common shares to repay all or a portion of our loan with Firment Shipping Inc.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

We may issue additional common shares, Class B shares, preferred shares or other equity securities without your approval.

We may issue additional common shares, Class B shares, preferred shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, the conversion of convertible financial instruments, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval.

Our issuance of additional common shares, Class B shares, or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on our common shares will decrease on a pro rata basis;

•	the relative voting strength of each previously outstanding share will be diminished; and

•	the market price of our common shares may decline, and we could be forced to delist our hares from Nasdaq.

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In addition, we may be obligated to issue, upon exercise or conversion of outstanding agreements, warrants and credit facilities pursuant to the terms thereof:

•      45,850,000 common shares issuable upon the exercise of outstanding warrants issued in June 2020 at an exercise price of $0.18 per share and which expire in December 2025;

•      83,333,333 common shares issuable upon the exercise of outstanding warrants issued in July 2020 at an exercise price of $0.18 per share and which expire in January 2026;

•      38,870,000 common shares issuable upon the exercise of outstanding Class A Warrants at an exercise price of $0.35 per share and expire in June 2025;

•      3,571 common shares and/or pre-funded warrants in lieu thereof (and 3,571 common shares issuable upon the exercise of 3,571 additional Class A warrants) issuable on further exercise of the overallotment option granted to the representative of the underwriters in our public offering which closed on June 22, 2020; and

•      Up to 307,519 of our common shares issuable to repay the amount outstanding under the $15 million credit facility with Firment Shipping Inc., based on approximately $861,100 of principal and interest outstanding on June 30, 2020 and assuming full repayment of such amount at a conversion price of $2.80, but which number of shares could be increased if we borrow additional funds under that credit facility.

We also issue, on a quarterly basis, common shares to certain of our directors. In addition, on July 15, 2020, we approved an issuance of 25,000 of our Series B preferred shares, par value $0.001 per share, to Goldenmare Limited in return for $150,000. The $150,000 is expected to be paid by reducing, on a dollar for dollar basis, the amount payable as compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, we agreed to increase the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%.

Our issuance of additional common shares upon the exercise of such warrants and credit facilities would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant or credit facility holder, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our existing shareholders.

Furthermore, we may sell securities at less than the prevailing market price. Because we are a foreign private issuer, we are not bound by Nasdaq rules that require shareholder approval for certain issuances of our securities. We therefore can issue securities in such amounts and at such times as we feel appropriate, all without shareholder approval.

The superior voting rights of our Series B preferred shares limits the ability of our common shareholders to control or influence corporate matters, and the interests of the holder of such shares could conflict with the interests of our other shareholders.

While our common shares have one vote per share, each of our 5,000 Series B preferred shares presently outstanding has 25,000 votes per share; however, the voting power of the Series B preferred shares is limited such that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. The Series B preferred shares, however, have no dividend rights or distribution rights, other than the right upon dissolution to receive a priority payment equal to the par value per of $0.001 per share.

As of the date of this prospectus and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, can therefore control 49.0% of the voting power of our outstanding capital stock and will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically.

In addition, we have agreed to issue an additional 25,000 Series B preferred shares and increase the total number of votes a Series B preferred shareholder is entitled to vote on any matter submitted to a vote of shareholders of the Company to 49.99% of the total number of votes eligible to be cast on such matter.

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The superior voting rights of our Series B preferred shares limit our common shareholders’ ability to influence corporate matters. The interests of the holder of the Series B preferred shares may conflict with the interests of our common shareholders, and as a result, we may take actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

Our stock price has fluctuated below the minimum required to continue the listing of our common shares on Nasdaq.

We are required to meet certain qualitative and financial tests (including a minimum bid price for our common shares of $1.00 per share, at least 500,000 publicly held shares, at least 300 public holders, and a market value of publicly held securities of $1 million), as well as other corporate governance standards, to maintain the listing of our common shares on the Nasdaq Capital Market. In calendar year 2020 to July 20, 2020, our stock price has fluctuated from a high of $1.09 on January 3, 2020 to a low of $0.16 on July 20, 2020, which low price falls beneath the $1.00 per share requirement imposed by the Nasdaq Capital Market to continue listing our shares.

On March 6, 2020, we announced that we had received written notification from The Nasdaq Stock Market dated March 2, 2020, indicating that because the closing bid price of our common stock for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price continued listing requirement for the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to Nasdaq Listing Rules, the applicable grace period to regain compliance is 180 days, or until August 31, 2020, but citing extraordinary market conditions, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission which, with effect from April 16, 2020, tolled the listing process until July 1, 2020. Consequently, the Company’s compliance period has effectively been extended until November 12, 2020.

There can be no assurance that we will be able to maintain compliance with the minimum bid price, shareholders’ equity, number of publicly held shares or other listing standards in the future. We may receive notices from Nasdaq that we have failed to meet its requirements, and proceedings to delist our stock could be commenced. If we are unable to maintain or regain compliance in a timely manner and our common shares are delisted, it could be more difficult to buy or sell our common shares and obtain accurate quotations, and the price of our shares could suffer a material decline. Delisting of our shares would breach a number of our credit facilities and loan arrangements, some of which contain cross default provisions. Delisting may also impair our ability to raise capital. We refer you to our annual report on Form 20-F for more information about our listing requirements.

The public market may not continue to be active and liquid enough for you to resell our common shares in the future.

The price of our common shares may be volatile and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the dry bulk shipping industry;

•	market conditions in the dry bulk shipping industry;

•	changes in government regulation;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

The dry bulk shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile.

Resales of our common shares in the public market by the Selling Shareholders as a result of this offering may cause the market price of our common shares to fall.

Sales of a substantial number of our common shares in the public market could occur at any time. The issuance of new common shares could result in resales of our common shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common shares.

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At March 31, 2020, our current liabilities exceeded our current assets and we do not believe that we will be able to generate sufficient cash during the next 12-month period to be in compliance with the minimum liquidity requirements contained in our loan and credit arrangements or to cover scheduled debt repayments due during this period.

As of March 31, 2020, our working capital, measured as our current assets, minus our current liabilities, including the current portion of long-term debt, amounted to a working capital deficit of $41.5 million. As of March 31, 2020, the Company was not in compliance with all of the covenants included in the loan agreement with EnTrust Global’s Blue Ocean Fund. But on May 5, 2020, the Company obtained waivers and relaxations of the breached covenants for the period commencing on March 31, 2020, and ending September 30, 2020. Our total assets exceeded our total liabilities as of March 31, 2020.

Based on our cash flow projections for the twelve-month period ending following the issuance of the consolidated financial statements as of March 31, 2020 and for the three month period then ended, cash on hand and cash generated from operating activities will not be sufficient for us to be in compliance with the minimum liquidity requirement contained in certain of our loan and credit facilities or to cover scheduled debt payments due in this period. All of our vessels are pledged as collateral to the banks, and therefore if we were to sell one or more vessels, the net proceeds of such sale would be used first to repay the outstanding debt to which the vessel is collateralized, and the remainder, if any, would be for our use, subject to the terms of our remaining loan and credit arrangements. We acknowledge that uncertainty remains over our ability to meet our liabilities as they fall due. If for any reason we are unable to continue as a going concern, our investors may lose all or a portion of their investment, and we may be unable to pay all of our outstanding debts and other obligations.

Pandemics such as the novel coronavirus (COVID-19) make it very difficult for us to operate in the short-term and have unpredictable long-term consequences, all of which could decrease the supply of and demand for the raw materials we transport, the rates that we are paid to carry our cargo, and our financial outlook.

On March 11, 2020, the World Health Organization declared the spread of a novel coronavirus (COVID-19) to be a global pandemic. In the name of public health, governments around the world have shuttered workplaces, restricted travel, and put in place other measures which have resulted in a dramatic decrease of economic activity, including a reduction of goods imported and exported worldwide. While some economies have begun re-opening in limited capacities, it is impossible to predict the course the virus will take, how governments would respond to a second or third wave of the virus, whether an effective vaccine can be produced economically at scale, and how the behavior of our clients will change, if at all, due to the coronavirus pandemic’s economic shock. Some experts fear that the economic consequences of COVID-19 could cause a recession that outlives the pandemic.

We have thus far been affected by COVID-19 as follows:

•	The pandemic has had a negative impact on our voyage revenues for the three-month period ended March 31, 2020, which reached $2.3 million, compared to $3.5 million to the same period in 2019. We attribute this 35% decrease to the low freight rates achieved in the first quarter of 2020, which we attribute mainly to the outbreak of the novel coronavirus.

•	Based upon increased volatility in the charter market and its effect on the recoverability of the carrying amount for our vessels, we concluded that the pandemic may have trigged the impairment of our vessels. We performed an impairment assessment of our vessels by comparing the discounted projected net operating cash flows for each vessel to its carrying value. As of March 31, 2020, the Company concluded that the recoverable amounts of the vessels were lower than their carrying amounts and recorded an impairment loss of $4.6 million.

•	Our vessels have been subject to quarantine checks upon arriving at certain ports. This has functionally limited the amount of cargo that the Company (and its competitors) are able to move because countries worldwide have imposed quarantine checks on arriving vessels, which have caused delays in loading and delivery of cargoes.

•	Due to quarantine restrictions placed on persons and additional procedures using commercial aviation and other forms of public transportation, our crew has had difficulty embarking and disembarking on our ships. This has not thus far functionally affected our ability to crew out vessels.

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We expect that pandemics generally, including the current novel coronavirus pandemic, could affect our business in the following ways, among others:

(1)	Pandemics generally reduce the demand for goods worldwide without a commensurate corresponding change in the number of vessels worldwide, thereby increasing competition for cargo and decreasing the market price for transporting dry bulk products.

(2)	Countries could impose quarantine checks and hygiene measures on arriving vessels, which functionally reduce the amount of cargo that we and our competitors are able to move by causing delays in loading and delivery of cargo.

(3)	The process of buying, selling, and maintaining vessels is made more onerous and time-intensive. For instance, delays may be caused at shipyards for newbuildings, drydocks and other works, in vessel inspections and related certifications by class societies, customers or government agencies, as well as delays and shortages or a lack of access to required spare parts and lack of berths or shortages in labor, which may in turn delay any repairs to, scheduled or unscheduled maintenance or modifications, or drydocking of, our vessels.

(4)	We have a decrease in productivity, generally, as people—including our office employees and crews, as well as our counterparties—get sick and take time off from work. We are particularly vulnerable to our crew members getting sick, as if even one of our crew members gets sick, local authorities could require us to detain and quarantine the ship and its crew for an unspecified amount of time, disinfect and fumigate the vessels, or take similar precautions, which would add costs, decrease our utilization, and substantially disrupt our cargo operations. If a vessel’s entire crew fell seriously ill, we may have substantial difficulty operating its vessel and may necessitate extraordinary external aid.

(5)	International transportation of personnel could be limited or otherwise disrupted. In particular, our crews generally work on a rotation basis, relying largely on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew, and possibly impact our ability to maintain a full crew synthesis onboard all our vessels at any given time. It may also be difficult for our in-house technical teams to travel to ship yards to observe vessel maintenance, and we may need to hire local experts, which local experts may vary in skill and are difficult to supervise remotely, to conduct work we ordinarily address in-house.

(6)	Governments impose new regulations, directives or practices, which we may be obligated to implement at our own expense.

(7)	Any or all of the foregoing could lead our charterers to try to invoke force majeure clauses.

(8)	Credit tightening or declines in global financial markets, including to the prices of our publicly traded securities and the securities of our peers, could make it more difficult for us to access capital, including to finance our existing debt obligations.

Any of these public health threats and related consequences could adversely affect our financial results.

It is too early to assess the full long-term impact of the ongoing novel coronavirus pandemic on global markets, and particularly on the shipping industry. It may take some time to materialize and may not be fully reflected in the results for the year ending December 31, 2020.

12

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the Selling Shareholders.

The Selling Shareholders will receive all of the net proceeds from the sale of any common shares offered by them under this prospectus. See “Selling Shareholders.” The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholders in disposing of these common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus.

13

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders, which, as used herein, includes donees, pledgees, transferees, or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by such shareholder and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders may use any one or more of the following methods when disposing of their shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales effected after the effective date of the registration statement of which this prospectus forms a part;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

In connection with the sale of common shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The Selling Shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the common shares are sold through broker dealers, the Selling Shareholders will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of our common shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

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To the extent required, the common shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Shareholders and any other person participating in a distribution of the common shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the common shares by the Selling Shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.

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PRIVATE PLACEMENT TRANSACTIONS

On June 30, 2020, we issued 45,850,000 of our common shares in a registered direct offering concurrently with a private placement of 45,850,000 PP Warrants, each exercisable to purchase one common share for an exercise price of $0.30, for a purchase price of $0.27 per common share and PP Warrant. On July 21, 2020, pursuant to the terms of such PP Warrants, we reduced the exercise price of the PP Warrants issued on June 30, 2020 from $0.30 per share to $0.18 per share. On July 21, 2020, we issued 83,333,333 of our common shares in a registered direct offering concurrently with a private placement of 83,333,333 PP Warrants, each exercisable to purchase one common share for an exercise price of $0.18, for a purchase price of $0.18 per common share and PP Warrant. These two private placement transactions, or the Private Placement Transactions, were conducted pursuant to the Securities Purchase Agreements.

The PP Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus and were sold pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, the holders of the PP Warrants may only sell common shares issued upon exercise of the PP Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Exercisability. The PP Warrants are exercisable for a period of 5.5 years commencing on the date of issuance. The PP Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds of the aggregate exercise price for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the PP Warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the PP Warrants, the holder may, in its sole discretion, elect to exercise the PP Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the PP Warrant. If we do not issue the shares in a timely fashion, the PP Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a PP Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the PP Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the PP Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the PP Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Exchange Listing. There is no established trading market for the PP Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the PP Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the PP Warrants with the same effect as if such successor entity had been named in the PP Warrants itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the PP Warrants following such fundamental transaction. In addition, the successor entity, at the request of Warrant holders, will be obligated to purchase any unexercised portion of the PP Warrants in accordance with the terms of such Warrants.

Rights as a Shareholder. Except as otherwise provided in the PP Warrants or by virtue of such holder’s ownership of our common shares, the holder of Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the PP Warrants.

Transferability. Subject to applicable laws, the PP Warrants may be offered for sale, sold, transferred or assigned without our consent.

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Resale/Registration Rights. Pursuant to the Securities Purchase Agreements, we are required to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the PP Warrants. Subject to certain exceptions, we are required to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any PP Warrants or common shares issuable upon exercise thereof.

Governing Law. The PP Warrants are governed by New York law.

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SELLING SHAREHOLDERS

This prospectus relates to up to 129,183,333 common shares that the Selling Shareholders may sell in one or more offerings upon exercise of some or all of the PP Warrants that the Selling Shareholders have purchased from us in the Private Placement Transactions.

Prior to the closing of the Private Placement Transactions, the Company had 46,381,666 common shares issued and outstanding. We issued the PP Warrants, exercisable to purchase an aggregate of 129,183,333 common shares, on June 30, 2020 and July 21, 2020, the closing dates of the Private Placement Transactions. In addition, as part of the registered direct offerings conducted concurrently with the Private Placement Transactions, we issued and sold 129,183,333 common shares to the Selling Shareholders. See “Private Placement Transactions.”

The registration of these common shares does not mean that the Selling Shareholders will sell or otherwise dispose of all or any of those securities. The Selling Shareholders may sell or otherwise dispose of all, a portion or none of such common shares from time to time. We do not know the number of common shares, if any, that will be offered for sale or other disposition by any of the Selling Shareholders under this prospectus. The Selling Shareholders identified below may currently hold or acquire our common shares or warrants to purchase our common shares in addition to the PP Warrants or the common shares registered hereby. In addition, the Selling Shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of the common shares covered hereby in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

To our knowledge, the Selling Shareholders do not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the common shares beneficially owned by the Selling Shareholder prior to this offering (excluding the common shares underlying the PP Warrants), (ii) the number of common shares underlying the PP Warrants and being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering, assuming that all of the common shares covered hereby (but none of the other common shares, if any, held by the Selling Shareholders) are sold.

We have prepared the following table based on information supplied to us by the Selling Shareholders on or prior to July 22, 2020, and we have not sought to verify such information. Ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC regarding beneficial ownership and include voting or investment power with respect to common shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, common shares underlying warrants held by that selling stockholder that are exercisable as of July 22, 2020, or exercisable within 60 days after July 22, 2020, are deemed outstanding. Such common shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The calculation of percentage of beneficial ownership is based on 175,593,007 common shares issued and outstanding as of July 22, 2020. The number of common shares owned prior to this offering and the number of common shares owned following this offering in the table below do not give effect to the beneficial ownership blockers contained in the PP Warrants and other warrants held by the Selling Shareholders, but the percentages in the table below do give effect to such 4.99% (or, in the case of Hudson Bay Master Fund Ltd, Intracoastal Capital LLC, Ionic Ventures, LLC and Lind Global Macro Fund, LP, 9.99%) beneficial ownership blockers.

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Selling Shareholder	Total Number of Common Shares Owned Prior to This Offering(1)	Total Number of Common Shares Underlying the PP Warrants and Offered Hereby	Percentage of Outstanding Common Shares Owned Prior to This Offering(2)	Maximum Number of Common Shares Which May Be Sold in This Offering	Number of Common Shares Owned Following This Offering	Percentage of Outstanding Common Shares Owned Following This Offering
Empery Asset Master Ltd(3)	2,423,746	7,322,768	4.99%	7,322,768	2,423,746	0.79%
Empery Tax Efficient, LP.(4)	767,086	2,359,779	1.75%	2,359,779	767,086	0.25%
Empery Tax Efficient III, LP(5)	1,282,642	4,317,453	3.10%	4,317,453	1,282,642	0.42%
Hudson Bay Master Fund Ltd(6)	3,000,000	14,000,000	8.83%	14,000,000	3,000,000	0.97%
Intracoastal Capital LLC(7)	3,400,000	11,300,000	7.72%	11,300,000	3,400,000	1.10%
L1 Capital Global Opportunities Master Fund(8)	3,500,000	12,350,000	4.99%	12,350,000	3,500,000	1.14%
Sabby Volatility Warrant Master Fund Ltd (9)	5,435,394	14,000,000	4.99%	14,000,000	5,435,394	1.76%
Anson Investments Master Fund LP(10)	3,000,000	10,333,333	4.99%	10,333,333	3,000,000	0.97%
Alto Opportunity Master Fund SPC(11)	2,000,000	5,600,000	4.15%	5,600,000	2,000,000	0.65%
Bigger Capital Fund, LP(12)	2,000,000	5,600,000	4.15%	5,600,000	2,000,000	0.65%
CVI Investments, Inc.(13)	4,936,381	14,000,000	4.99%	14,000,000	4,936,381	1.60%
Ionic Ventures, LLC(14)	12,500,000	14,000,000	9.99%	14,000,000	12,500,000	4.05%
Lind Global Macro Fund, LP(15)	10,433,422	14,000,000	9.99%	14,000,000	10,433,422	3.38%

(1)	Excludes common shares underlying the PP Warrants and offered hereby.

(2)	The terms of the PP Warrants held by the Selling Shareholders include a blocker provision that restricts exercise to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 4.99% (or, in the case of Hudson Bay Master Fund Ltd, Intracoastal Capital LLC, Ionic Ventures, LLC and Lind Global Macro Fund, LP, 9.99%) of our common shares outstanding immediately after giving effect to such exercise, subject to the holder’s option upon notice to us to increase or decrease this beneficial ownership limitation; provided that any increase of such beneficial limitation percentage shall only be effective upon 61 days’ prior notice to us and such increased beneficial ownership percentage shall not exceed 9.99% of our common shares.

(3)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(4)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(5)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(7)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(8)	David Feldman has voting and dispositive power over the securities owned by L1 Capital Global Opportunities Master Fund. The address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

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(9)	Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”). Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by SVWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by SVWMF except to the extent of their respective pecuniary interest therein.

(10)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(11)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 222 Broadway, 19th Fl, New York, NY 10038.

(12)	Bigger Capital, LLC is the investment manager of Bigger Capital Fund, LP. Mr. Michael Bigger is a managing partner of Bigger Capital GP, LLC and has sole voting and investment power over the shares being offered under this prospectus. Bigger Capital GP, LLC and Mr. Bigger may deemed to beneficially own the shares of the Company beneficially held by Bigger Capital Fund, LP. The business address of Bigger Capital Fund, LP is 2285 Spruce Goose Street, Suite A229, Las Vegas, NV 89135.

(13)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering.

(14)	Ionic Ventures, LLC (“Ionic”) has the power to dispose of and the power to vote the Shares beneficially owned by it. Brendan O’Neil and Keith Coulston are the managers of Ionic and, as a result, has shared voting and dispositive power over the shares held by Ionic. Mr. O’Neil and Mr. Coulston both disclaim beneficial ownership over the shares held by Ionic except to the extent of their proportionate pecuniary interest therein.

(15)	Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP. Jeff Easton, the managing member of Lind Global Partners LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP. The address of the principal business office for Lind Global Partners LLC, Lind Global Macro Fund, LP and Mr. Easton is 444 Madison Ave, Floor 41, New York, NY 10022

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020:

●	on an actual basis, based on 6,416,666 common shares outstanding as of March 31, 2020, and excludes, as of such date (1) 100,000 common shares available for issuance under our 2012 Equity Incentive Plan; (2) up to 2,475,660 of our common shares issuable at our option upon conversion of the Convertible Note, based on $2,475,660 of principal and interest outstanding on March 31, 2020 and assuming full conversion of such amount at the floor price of the Convertible Note, it being noted that the Convertible Note has been fully repaid; and (3) up to 307,519 of our common shares issuable upon the issuance of shares to repay the Firment Shipping Credit Facility, based on approximately $861,100 of principal and interest outstanding on June 30, 2020 and assuming full repayment of such amount at a conversion price of $2.80;

●	on an as adjusted basis, to reflect (a) the issuance between March 31, 2020 and the date of this prospectus of 5,000 Series B preferred shares on June 12, 2020, (b) the issuance of 39,425,000 common shares and 39,425,000 Class A Warrants exercisable into 39,425,000 common shares (and assuming no exercises of the Class A warrants other than the 555,000 Class A Warrants exercised in June 2020) for a purchase price of $0.35 per common share and Class A Warrant, (c) the payment in full on June 25, 2020 of all amounts owed pursuant to our Convertible Note, (d) the issuance on June 30, 2020 of 45,850,000 common shares and 45,850,000 PP Warrants exercisable into 45,850,000 common shares (and assuming no exercises of these PP Warrants) for a purchase price of $0.27 per common share and PP Warrant, (e) the issuance on July 21, 2020 of 83,333,333 common shares and 83,333,333 PP Warrants exercisable into 83,333,333 common shares (and assuming no exercises of these PP Warrants) for a purchase price of $0.18 per common share and PP Warrant, and (f) the issuance of 13,008 common shares to our independent directors in July 2020; and

●	on an as further adjusted basis to give effect to 129,183,333 commons shares issuable upon exercise of the PP Warrants issued in the Private Placement Transactions at an exercise price of $0.18 per share.

There have been no significant adjustments to our capitalization since March 31, 2020, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical consolidated financial statements incorporated by reference into this prospectus. You should also read this table in conjunction with the information in the section entitled “Operating and Financial Review and Prospects” included in our annual report on Form 20-F, incorporated by reference herein.

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
	(dollars in thousands except per share and share data)
Capitalization:
EnTrust Loan Facility	$37,000	$37,000	$37,000
Firment Shipping Credit Facility	$307	$307	$307
Convertible Note	$798	$—	$—
Total debt (including current portion)	$38,105	$37,307	$37,307
Preferred shares, $0.001 par value; 100,000,000 shares authorized, none issued*, actual and adjusted	—	—	—
Common shares, $0.004 par value; 500,000,000 shares authorized, 6,416,666 shares issued and outstanding actual, 175,593,007 shares issued and outstanding as adjusted, 304,776,340 shares issued and outstanding as further adjusted	$26	$702	$1,219
Class B Shares, $0.001 par value; 100,000 shares authorized, none issued, actual and adjusted	—	—	—
Series B Preferred Shares, $0.001 par value; none issued actual; 5,000 issued as adjusted and further adjusted	—	—	—
Share premium	$146,326	$184,147	$206,883
Accumulated deficit	$(144,650)	$(144,650)	$(144,650)
Total shareholders’ equity	$1,702	$40,199	$63,452
Total capitalization	$39,807	$77,506	$100,759

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no further exercise of the overallotment option granted to the representative of the underwriters in our public offering which closed on June 22, 2020, and (ii) no exercise of Class A Warrants or the PP Warrants.

*Excludes 5,000 Series B Preferred Shares accounted for elsewhere in this table.

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DESCRIPTION OF CAPITAL STOCK

For the complete terms of our capital stock, please refer to our articles of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Globus Maritime Limited and not any of its subsidiaries.

Purpose

Our objects and purposes, as provided in Section 1.3 of our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

Authorized Capitalization

The authorized number of shares of us consist of (1) 500,000,000 common shares, par value $0.004 per share, (2) 100,000,000 Class B common shares, par value $0.001 per share, which we refer to as the Class B shares, and (3) 100,000,000 preferred shares, par value $0.001 per share, which we refer to as the preferred shares. No Class B shares have been issued. Our articles of incorporation require us at all times to reserve and keep available, out of our authorized but unissued common shares, such number of common shares as would become issuable upon the conversion of all Class B shares then authorized.

Two classes of preferred shares have been designated, and 5,000 Series B preferred shares are outstanding on the date of this prospectus. There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws. All of our shares are in registered form. Our articles of incorporation do not permit the issuance of bearer shares. We had 175,593,007 common shares outstanding as of July 21, 2020, 5,000 Series B preferred shares, and no other shares. We do not hold any of our shares in treasury.

We have financed our operations through funds raised in public and private placements of common shares and through debt. We also issued shares to our directors, officers and employees.

Share History

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares and warrants to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment) to a number of investors in a private placement, one of whom was the daughter of our Chairman and the sister of our Chief Executive Officer. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) These securities were issued in transactions exempt from registration under the Securities Act. The following day, we entered into a registration rights agreement with the purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the warrants.

In connection with the closing of the February 2017 private placement, we also entered into two loan amendment agreements with existing lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited (“Firment”), a related party to the Company and the lender under the Revolving Credit Facility dated December 16, 2014 (as amended, the “Firment Credit Facility”), which then had an outstanding principal amount of $18,523,787. Firment released an amount equal to $16,885,000 (but left an amount equal to $1,638,787 outstanding, which continued to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment, 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Firment Credit Facility subsequently expired, and no amounts are owed pursuant to the Firment Credit Facility.

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The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a related party to the Company and the lender of the Silaner Credit Facility. Silaner released an amount equal to the outstanding principal of $3,115,000 (but left an amount equal to $74,048 outstanding, which continued to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner, 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Silaner Credit Facility subsequently expired, and no amounts are owed pursuant to the Silaner Credit Facility.

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares and a warrant to purchase 12.5 million of our common shares at a price of $1.60 per (subject to adjustment) share to an investor in a private placement. These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended. On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 warrant. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The October 2017 warrant was exercisable for 24 months after its issuance.

On October 15, 2018, we effected a ten-for-one reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares).

In November 2018, we entered into a credit facility for up to $15 million with Firment Shipping Inc., our largest shareholder and a related party to us through our chairman, Mr. Georgios Feidakis, for the purpose of financing our general working capital needs. This credit facility was amended and restated in May 2020. The Firment Shipping Credit Facility is unsecured and remains available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts is charged at 3.5% per annum until December 31, 2020 and thereafter at 7% per annum and no commitment fee was charged on the amounts remaining available and undrawn. Interest is payable the last day of a period of three months after the drawdown date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest is charged. We have also the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under this Agreement into common shares. The conversion price shall equal the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9:30 a.m. New York City time and ending at 4:00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events).

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated to provide for, among other things, an extension of the maturity date by when the loan must be repaid to October 31, 2021, the conversion of the credit facility from a revolving credit facility to a term credit facility, a reduction of the interest rate on the loan to 3.5% per annum until December 31, 2020, and that, unless approved by Firment Shipping, Firment Shipping shall maintain at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares. Waivers relating to the 40% shareholding requirement were obtained for the June 2020 share and warrant issuances.

On March 13, 2019, the Company entered into a securities purchase agreement and issued a convertible note (the “Convertible Note”) in a transaction exempt from registration under the Securities Act with an unrelated investor. The Convertible Note was originally issued for gross proceeds of $5 million and is convertible into our common shares, par value $0.004 per share. As of the date of this prospectus, approximately $2.5 million in principal and interest was owed pursuant to the Convertible Note, and a total of 2,035,410 common shares were issued pursuant to the Convertible Note. If not converted or redeemed beforehand pursuant to the terms of the Convertible Note, the Convertible Note was scheduled to mature on March 13, 2020, the first anniversary of its issue, but its holder waived the Convertible Note’s maturity until March 13, 2021.

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which close before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder will receive upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note can be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing is subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that closes before August 31, 2020. The Convertible Note was repaid in June 2020.

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On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. The amount that remains owing to Goldenmare Limited as of June 30, 2020 is $465,000. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

In July 2020, we approved an issuance of 25,000 of our Series B preferred shares to Goldenmare Limited in return for $150,000. The $150,000 is expected to be paid by reducing, on a dollar for dollar basis, the amount payable as compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, we agreed to increase the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%. These 25,000 Series B preferred shares have not yet been issued and the voting rights have not yet been amended. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

On June 22, 2020, the Company completed its public offering of 34,285,714 units of the Company, each unit consisting of one common share and one Class A Warrant to purchase one common share, for $0.35 per unit. At the time of the closing, the underwriters exercised and closed on part of their over-allotment option, and purchased an additional 5,139,286 common shares and 5,139,286 Class A Warrants.

On June 30, 2020, the Company issued 45,850,000 of its common shares in a registered direct offering and 45,850,000 PP Warrants in a concurrent private placement for a purchase price of $0.27 per common share and PP Warrant (exercisable to purchase one common share for an exercise price of $0.30). On July 21, 2020, pursuant to the terms thereof, we reduced the exercise price of the PP Warrants issued on June 30, 2020 from $0.30 per share to $0.18 per share.

On July 21, 2020, we issued 83,333,333 of our common shares in a registered direct offering concurrently with a private placement of 83,333,333 PP Warrants, each exercisable to purchase one common share for an exercise price of $0.18, for a purchase price of $0.18 per common share and PP Warrant.

From June 22, 2020 to July 22, 2020, the Company issued 555,000 common shares pursuant to exercises of outstanding Class A Warrants. As of July 22, 2020, no PP Warrants have been exercised.

In 2019, 2018 and 2017, non-executive directors (excluding our non-executive Chairman, Mr. Georgios Feidakis) received an aggregate of 17,998 common shares, 8,797 common shares and 2,094 common shares, respectively. During the six months ended June 30, 2020, we issued an aggregate of 21,740 common shares to our two independent directors, and we issued 13,008 common shares to our two independent directors in July 2020.

Preferential Subscription Rights

We granted the holder(s) of our Convertible Note an option to acquire up to 50% of the securities issued in certain placements of the Company during the time that the Convertible Note is outstanding, and we are obligated the Company to notify the holder(s) before consummating any subsequent placements. The holder of the Convertible Note is entitled to be noticed of, and to acquire up to 50% of the securities issued in, most offerings (including the offering being registered in this prospectus). If the holder does not exercise its participation right within five business days of being noticed of the terms of the offer, we then have 10 business days to consummate the transaction on terms no more favorable than what was offered to the holder, and if we fail to close a transaction within such period, we must notice the holder again and offer another opportunity to participate. We also agreed not to issue more than one offer notice to the holder within 60 days, unless the terms have changed within five business days of our giving notice to the holder.

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Common Shares, Class B Shares, and Series B Preferred Shares

Generally, Marshall Islands law provides that the holders of a class of stock of a Marshall Islands corporation are entitled to a separate class vote on any proposed amendment to the relevant articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect the class adversely. Except as described below, holders of our common shares, Series B preferred shares, and Class B shares will have equivalent economic rights, but holders of our common shares are entitled to one vote per share while holders of our Class B shares are entitled to 20 votes per share and the holder of our Series B preferred shares is entitled to 25,000 votes per share (subject to the limitation described in “Preferred Shares” below). Each holder of Class B shares (not including the Company and the Company’s subsidiaries) may convert, at its option, any or all of the Class B shares held by such holder into an equal number of common shares.

Except as otherwise provided by the BCA, holders of our common shares, Class B shares, and Series B preferred shares will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

The rights, preferences and privileges of holders of our shares are subject to the rights of the holders of our Series B preferred shares and any preferred shares which we may issue in the future.

Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities.

There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws.

Preferred Shares

Our articles of incorporation authorize our board of directors to establish and issue up to 100 million preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series (subject to terms set forth below with regard to the policy of our board of directors regarding preferred shares).

In April 2012 we issued an aggregate of 3,347 Series A Preferred Shares to two persons who were then executive officers, but as of December 31, 2016 and as of the date hereof no Series A Preferred Shares were outstanding. The holders of our Series A Preferred Shares will be entitled to receive, if funds are legally available, dividends payable in cash in an amount per share to be determined by unanimous resolution of our Remuneration Committee, in its sole discretion. Our board of directors or Remuneration Committee will determine whether funds are legally available under the BCA for such dividend. Any accrued but unpaid dividends will not bear interest. Except as may be provided in the BCA, holders of our Series A Preferred Shares do not have any voting rights. Upon our liquidation, dissolution or winding up, the holders of our Series A Preferred Shares will be entitled to a preference in the amount of the declared and unpaid dividends, if any, as of the date of liquidation, dissolution or winding up. Our Series A Preferred Shares are not convertible into any of our other capital stock. The Series A Preferred Shares are redeemable at the written request of the Remuneration Committee, at par value plus all declared and unpaid dividends as of the date of redemption plus any additional consideration determined by a unanimous resolution of the Remuneration Committee. We redeemed and cancelled 780 Series A Preferred Shares in January 2013 and the remaining 2,567 were redeemed and cancelled in July 2016.

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement.

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The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

The Series B preferred shares have the following characteristics:

Voting. To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to Series B preferred shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B preferred shares, common shares or otherwise) to exceed 49.0% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holders of Series B preferred shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Conversion. The Series B preferred shares are not convertible into common shares or any other security.

Redemption. The Series B preferred shares are not redeemable.

Dividends. The Series B preferred shares have no dividend rights.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B preferred shares are entitled to receive a payment with priority over the common shareholders equal to the par value of $0.001 per share. The Series B preferred shareholder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Transferability. All issued and outstanding Series B preferred shares must be held of record by one holder, and the Series B preferred shares shall not be transferred without the prior approval of our Board of Directors.

Proportional Adjustment. In the event the Company (i) declares any dividend on its common shares, payable in common shares, (ii) subdivides the outstanding common shares or (iii) combines the outstanding common shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B preferred shares.

In July 2020, we approved an issuance of 25,000 of our Series B preferred shares to Goldenmare Limited in return for $150,000. The $150,000 is expected to be paid by reducing, on a dollar for dollar basis, the amount payable as compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, we agreed to increase the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%. These 25,000 Series B preferred shares have not yet been issued and the voting rights have not yet been amended. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

Liquidation

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to our creditors, the payment of the par value of $0.001 per share to the holder of our Series B Preferred Shares, and the holders of preferred shares, our remaining assets and funds shall be distributed pro rata to the holders of our common shares and Class B shares, and the holders of common shares and the holders of Class B shares shall be entitled to receive the same amount per share in respect thereof. Other than their receipt of the par value of $0.001 per Series B preferred share, the holder of our Series B Preferred Shares do not participate in distributions upon liquidation.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments to holders of our shares will depend on a series of factors and risks described under “Risk Factors” in this prospectus, and includes risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from surplus or while we are insolvent or if we would be rendered insolvent upon paying the dividend.

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Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common shares and Class B shares will be entitled to share equally (pro rata based on the number of shares held) in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. Series B preferred shares do not participate in dividends.

Conversion

Our common shares are not convertible into any other shares of our capital stock. Each of our Class B shares is convertible at any time at the election of the holder thereof into one of our common shares. We will not reissue or resell any Class B shares that shall have been converted into common shares.

Directors

Our directors are elected by the vote of the plurality of the votes cast by holders with voting power of our voting shares. Our articles of incorporation provide that our board of directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock (subject to the rights of any holders of preferred shares). The board of directors may change the number of directors by a majority vote of the entire board of directors.

No contract or transaction between us and one or more of our directors or officers will be void or voidable solely for the following reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Our board of directors has the authority to fix the compensation of directors for their services.

Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock. Our articles of incorporation also permit the removal of directors for cause upon the affirmative vote of 66-2/3% of the members of the board of directors then in office. Our bylaws require parties to provide advance written notice of nominations for the election of directors other than the board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote.

No Cumulative Voting

Our articles of incorporation prohibit cumulative voting.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

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Dissenters’ Right of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain amendments to our articles of incorporation and certain mergers or consolidations or the sale or exchange of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares or a beneficial interest therein both at the time the derivative action is commenced and at the time of the transaction to which the action relates or that the shares devolved upon the shareholder by operation of law.

Amendment to our Articles of Incorporation

Except as otherwise provided by law, any provision in our articles of incorporation requiring a vote of shareholders may only be amended by such a vote. Further, certain sections may only be amended by affirmative vote of the holders of at least a majority of the voting power of the voting shares. In October 2016 we amended our articles of incorporation in order to enable us to immediately effect a four-for-one one reverse stock split, reducing the number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares). In October 2018 we amended our articles of incorporation in order to enable us to immediately effect a ten-for-one one reverse stock split, reducing the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares).

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock. Our multi-class stock structure, which consists of common shares, Class B common shares, and preferred shares, can provide holders of our Class B common shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 5,000 outstanding Series B preferred shares have 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. No Class B common shares are presently outstanding, but if and when we issue any, each Class B common share will have 20 votes on matters before the shareholders.

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At present, and until a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control of the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

Blank Check Preferred Shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Calling of Special Meetings of Shareholders Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations incorporated under or redomiciled pursuant to the laws of the Marshall Islands and “interested shareholders,” our articles of incorporation prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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•	at or after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the voting power of the voting shares that are not owned by the interested shareholder.

Among other transactions, a “business combination” includes any merger or consolidation of us or any directly or indirectly majority-owned subsidiary of ours with (1) the interested shareholder or any of its affiliates or (2) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity (other than us and any direct or indirect majority-owned subsidiary of ours) that:

•	owns 15.0% or more of our outstanding voting shares;

•	is an affiliate or associate of ours and was the owner of 15.0% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; or

•	is an affiliate or associate of any person listed in the first two bullets, except that any person who owns 15.0% or more of our outstanding voting shares, as a result of action taken solely by us will not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us and not caused, directly or indirectly, by such person.

Additionally, the restrictions regarding business combinations do not apply to persons that became interested shareholders prior to the effectiveness of our articles of incorporation.

Limitations on Liability and Indemnification of Directors and Officers

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers for certain lawsuits. We are also expressly authorized to advance certain expenses to our directors and officers and expect to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Description of our Warrants

The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrant, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Exercisability. The Class A Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Class A Warrants is exercisable, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the Class A Warrant. We may be required to pay certain amounts as liquidated damages as specified in the Class A Warrants in the event we do not deliver common shares upon exercise of the Class A Warrants within the time periods specified in the Class A Warrants. No fractional common shares will be issued in connection with the exercise of a Class A Warrant.

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Exercise Limitation. A holder does not have the right to exercise any portion of a Class A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class A Warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Class A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $0.35 per share. The exercise price of the Class A Warrants and number of common shares issuable on exercise of the Class A Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the Class A Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price of the Class A Warrants is subject to adjustment in the event of dividends and certain distributions as specified in the Class A Warrant.

Transferability. Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Warrant Agent. The Class A Warrants are issued in registered form under a warrant agreement among Computershare Inc., Computershare Trust Company, N.A., as warrant agent, and us. The Class A Warrants were initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Shareholder. Except as otherwise provided in the Class A Warrants or by virtue of such holder’s ownership of our common shares, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the Class A Warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the Class A Warrants will be entitled to receive upon exercise of the Class A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A Warrants immediately prior to such fundamental transaction. In addition, we or the successor entity, at the request of Class A Warrant holders, will be obligated to purchase any unexercised portion of the Class A Warrants in accordance with the terms of such Class A Warrants.

Governing Law. The Class A Warrants and the warrant agreement are governed by New York law.

The following summary of certain terms and provisions of the PP Warrants issued on June 30, 2020 and July 21, 2020 is not complete and is subject to, and qualified in its entirety by the provisions of the form PP Warrants, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Exercisability. Each PP Warrant has a term of 5.5 years from the date of issuance. The PP Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the PP Warrants under the Securities Act of 1933 is not effective or available at any time after the six month anniversary of the date of issuance of the PP Warrants, the holder may, in its sole discretion, elect to exercise the PP Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the PP Warrant. If we do not issue the shares in a timely fashion, the PP Warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a PP Warrant.

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Exercise Limitation. A holder will not have the right to exercise any portion of the PP Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the PP Warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the PP Warrants is $0.18 per share. The exercise price of the PP Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price may also be reduced to any amount and for any period of time deemed appropriate at the sole discretion of our board of directors.

Exchange Listing. There is no established trading market for the PP Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the PP Warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the PP Warrants with the same effect as if such successor entity had been named in the PP Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the PP Warrant following such fundamental transaction. In addition, we or the successor entity, at the request of PP Warrant holders, will be obligated to purchase any unexercised portion of the PP Warrants in accordance with the terms of such PP Warrants.

Rights as a Shareholder. Except as otherwise provided in the PP Warrants or by virtue of such holder’s ownership of our common shares, the holder of Warrants will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the PP Warrants.

Transferability. Subject to applicable laws, the PP Warrants may be offered for sale, sold, transferred or assigned without our consent.

Resale/Registration Rights. Pursuant to the Securities Purchase Agreements, we are required to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the PP Warrants. Subject to certain exceptions, we are required to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any PP Warrants or common shares issuable upon exercise thereof.

Governing Law. The PP Warrants are governed by New York law.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc. Its address is Computershare Investor Services, 462 South 4th Street, Suite 1600, Louisville, KY, 40202, and its telephone number is +1 (781) 575 4223 or +1 (800) 368 5948.

Listing

Our common shares trade on the Nasdaq Capital Market under the symbol “GLBS.”

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CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation, amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting. (If the articles of incorporation provide for more or less than one vote for any share, on any matter, every reference in BCA to a majority or other proportion of stock or shares shall refer to such majority or other proportion of the votes of such stock or shares.)	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum. (If the certificate of incorporation provides for more or less than one vote for any share, on any matter, every reference in the Delaware General Corporation Law to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.)

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When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board, except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series when so entitled by the provisions of the articles of incorporation.

Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

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A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less.

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EXPENSES

We estimate the expenses in connection with the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$2,683
Financial Industry Regulatory Authority filing fee	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

* To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Watson Farley & Williams LLP, New York, New York with respect to matters of United States and Marshall Islands law.

Experts

The consolidated financial statements of Globus Maritime Limited appearing in Globus Maritime Limited’s Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants (“SOEL”), Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and other reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. Further information about our company is available on our website at http://www.globusmaritime.gr. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

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We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on April 1, 2020,

•	a report on Form 6-K filed on May 8, 2020,

•	a report on Form 6-K filed on June 12, 2020 including Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim condensed consolidated financial statements as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019 (but excluding Exhibit 99.1 thereof),

•	a report on Form 6-K filed on June 12, 2020 reporting, among other things, entry into a stock purchase agreement and issuance of Series B Preferred Shares,

•	a report on Form 6-K filed on June 23, 2020,

•	a report on Form 6-K filed on June 29, 2020,

•	a report of Form 6-K filed on July 16, 2020, and

•	a report on Form 6-K filed on July 17, 2020.

We are also incorporating by reference any documents that we file with the SEC after the date of the filing of the initial registration statement of which the prospectus forms a part and prior to the effectiveness of that registration statement, and all subsequent annual reports on Form 20-F that we file with the SEC and reports on Form 6-K that we furnish to the SEC after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our common shares.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no cost to the requester. You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference into this prospectus by contacting us at the following address:

Globus Maritime Limited

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

3rd Floor

166 74 Glyfada

Athens, Greece

+30 210 960 8300

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer”, we are exempt from the rules under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

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Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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129,183,333

Common Shares

Offered by the Selling Shareholders

PROSPECTUS

       , 2020

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under Section 60 of the BCA, we have the power to indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA we have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Furthermore, and as provided by Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such matter.

Our articles of incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Section 60 of the BCA, expenses incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Both Section 60 of the BCA and our articles of incorporation further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Under both Section 60 of the BCA and our articles of incorporation, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

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Under Section 60 of the BCA, the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under our articles of incorporation, any repeal or modification of Article VII of our articles of incorporation shall not adversely affect any rights to indemnification of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties other than (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which a director derived an improper personal benefit. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers for certain lawsuits. The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 9. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the “Exhibit Index”).

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

	(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

		(i)	If the registrant is relying on Rule 430B:

			(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

			(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6):	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) - (f)		[Reserved]

(g)		Not applicable.

(h)		Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)-(k)		Not applicable.

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Exhibit List

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the securities**

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters**

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.**

23.2	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature pages hereto)

*	To be filed either as an amendment to this Registration Statement or as an exhibit to a report of the Registrant filed pursuant to the Exchange Act and incorporated by reference into this Registration Statement.
**	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glyfada, Country of Greece, on July 23, 2020.

GLOBUS MARITIME LIMITED

By:	/s/ Athanasios Feidakis
Name:	Athanasios Feidakis
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Athanasios Feidakis and Steven Hollander his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 23, 2020 in the capacities indicated.

Signature	Title

/s/ Athanasios Feidakis Athanasios Feidakis	Director, President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Georgios Feidakis Georgios Feidakis	Director; Chairman of the Board of Directors

/s/ Jeffrey O. Parry	Director
Jeffrey O. Parry

/s/ Ioannis Kazantzidis	Director
Ioannis Kazantzidis

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AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Globus Maritime Limited, has signed this registration statement in the City of Newark, State of Delaware on July 23, 2020.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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